EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE Contact: Craig Worsham VP Marketing+New Media PawsPlus, Inc. Ph: 941-358-6204
Press@PawsPlus.com

PawsPlus® Completes Acquisition of Animal Health Associates in All Stock Transaction
Sarasota, FL – Monday, November 9, 2009 – PawsPlus, Inc. (OTC PK: PPLS) expanded its pet healthcare business with the acquisition of Animal Health Associates, Inc., both based in Sarasota, in an all stock transaction. Animal Health and another PawsPlus subsidiary, VETCO Hospitals, Inc., operate pet vaccination clinics in pet stores throughout the country.

“This is a perfect fit,” says K. Bryan Shobe, CEO of PawsPlus. “Animal Health is a signiﬁcant player in the pet vaccination services industry, serving clients in Florida and Georgia inside Pet Supermarket, Tractor Supply Co. and independent pet stores. Their corporate philosophy, organizational structure, and business model closely mirrors that of our operating subsidiary, VETCO Hospitals.”

“Our mutual focus has always been to provide an affordable veterinary option to our customers,” said George Johnson, co-founder of Animal Health and now COO and President of PawsPlus. “Joining forces with VETCO, we will now offer nearly 700 vaccination clinics in eight states, as well as the ﬁve full-service VETCO Hospitals in southern California. We are already planning major expansion as we begin our move into new states and territories. This is a very exciting time for us.”

PawsPlus has moved its headquarters into the newly expanded Animal Health offices in Sarasota. “Because there is no overlap in our operations, no sites or revenue centers are being eliminated, and our buying power has strengthened. Itʼs an ideal situation for both of us,” added Mr. Shobe. “We are pleased with our continued strong sales, despite a ﬂagging economy. Our model continues to perform as well in difficult ﬁnancial times as it had in a more robust economy.” He continued, “After a record year in 2008, we have set a record in sales for the first six months of 2009. Every area of the company continues to experience increased sales year over year.”

VETCOʼs 2009 six months sales ending June 30th were $7.1 million (unaudited), representing a 25% increase over the same period in 2008. Animal Health saw sales of $3.1 million for the first six months of 2009. Combined sales for the two companies, on a pro forma basis, would have been $17.8 million in 2008, and $10.2 million for the first six months of 2009.

PawsPlus attracts a wide range of clients in tough economic times as consumers look for ways to save money while receiving quality veterinary care. Both VETCO and Animal Health offer consumers a fresh approach to the traditional pet hospital model. For more information, visit PawsPlus.com

About PawsPlus, Inc.
Founded in April, 2003, PawsPlus is the holding company for VETCO Hospitals and Animal Health and operates an e-commerce site at PawsPlus.com. Corporate offices are in Sarasota, FL along with VETCO Hospitals and Animal Health.

About VETCO Hospitals, Inc., a subsidiary of PawsPlus, Inc.
VETCO was launched in the Southern California market in April, 1996, with ﬁve full service animal hospitals located next to PETCO stores. In addition, it now operates ﬁve full-service pet hospitals, over 375 vaccination clinics per month in 178 PETCO locations in six western states and provides preventative care products to the consumer online at VETCOclinics.com. The recurring pet vaccination services bring returning customers to the retailer on a regular basis, and provides the pet owner with both convenience and affordable preventative health care for their pets.

About Animal Health Associates, Inc., a subsidiary of PawsPlus, Inc.
Launched in Sarasota, FL in May, 1997, Animal Health operates more than 300 vaccination clinics per month in 225 retail locations in Florida and Georgia under the brand names Animal Health Services and Paws Vetcare. Animal Health provides convenient and affordable vaccination services, flea control products and heartworm preventative care products online at ProtectMyPet.com and PawsVetcare.com. The recurring pet vaccination clinics bring returning customers to the pet retailer, and provides convenience and savings to the consumer.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Companyʼs statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Companyʼs critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Companyʼs control. The factors discussed herein and expressed from time to time in the Companyʼs ﬁlings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reﬂect subsequent events or circumstances.

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